Exhibit 99.1

MCGRAW HILL FINANCIAL AND S&P RATINGS
REACH SETTLEMENTS WITH DOJ, ATTORNEYS GENERAL
OF 19 STATES AND DISTRICT OF COLUMBIA AND WITH CalPERS

NEW YORK, February 3, 2015 – McGraw Hill Financial, Inc. (NYSE: MHFI) (the “Company”) today announced that it and its subsidiary Standard & Poor’s Financial Services LLC (“S&P Financial Services”), which houses the Company’s business unit Standard & Poor’s Ratings Services (“S&P Ratings”), have reached a settlement with the U.S. Department of Justice (“DOJ”) which fully resolves the DOJ’s February 2013 lawsuit regarding ratings issued and surveilled by S&P Ratings in the 2004-2007 time period relating to certain U.S. residential mortgage-backed securities and U.S. collateralized debt obligations. The settlement also resolves the lawsuits filed by the Attorneys General of 19 States and the District of Columbia, most of which were filed in early 2013 following the DOJ lawsuit.

The settlement contains no findings of violations of law by the Company, S&P Financial Services or S&P Ratings.  Under the terms of the settlement, which is not subject to court approval, the Company will pay $687.5 million to the DOJ and $687.5 million to the States and District of Columbia.

The settlement agreement states that all parties, including the Company, the DOJ and the States, settled this matter “to avoid the delay, uncertainty, inconvenience, and expense of further litigation.” After careful consideration, the Company determined that entering into the settlement agreement is in the best interests of the Company and its shareholders and is pleased to resolve these matters.

In addition, the Company reached a separate settlement with the California Public Employees’ Retirement System (“CalPERS”) to resolve its claims against the Company regarding ratings on three structured investment vehicles. Under this settlement, the Company will pay CalPERS $125 million.  This settlement is not subject to judicial approval.

Numerous initiatives by legislators and regulators across the globe to regulate Credit Rating Agencies, including the enactment of the Dodd-Frank Act in 2010,  have imposed new requirements addressing potential conflicts of interest and procedures to protect the integrity and transparency of rating methodology.  The Company and S&P Ratings take compliance with regulatory obligations very seriously and continue to make investments in people and technology to strengthen controls and risk management throughout the organization.

The settlements will be reflected in the Company’s fourth quarter and full-year 2014 financial statements to be released on February 12, 2015.  Additional details about the financial impact of these settlements will be provided at that time.

Contacts:

Catherine Mathis
Senior Vice President, Marketing & Communications
(212) 438-6720 (Office)
catherine.mathis@standardandpoors.com

Chip Merritt
Vice President, Investor Relations
(212) 512-4321 (Office)
chip.merritt@mhfi.com